Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of this 14th day of March 2014, by and among:

AOAExcel, Inc., a Delaware corporation, with offices at 243 North Lindbergh Boulevard, St. Louis, MO 63141 (“Seller”);

a n d

OccuLogix LLC, a Delaware limited liability company, a wholly-owned subsidiary of TearLab Corporation, with offices at 9980 Huennekens Street, Suite 100, San Diego, CA 92122 (“Buyer”), and TearLab Corporation, a Delaware corporation, with offices at 9980 Huennekens Street, Suite 100, San Diego, CA 92122 (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller owns certain assets and has certain contractual and business relationships which it currently uses in connection with its OcuHub business consisting of developing and attempting to commercialize the OcuHub technology platform designed to connect and coordinate collaboration and clinical integration within the eye care market (the “Business”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase certain assets of Seller utilized solely in the Business, and to assume certain specified Business liabilities of Seller, as of the Closing Date (as defined herein) for the consideration and upon the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, Buyer, Seller and Parent shall enter into a Marketing Agreement (as defined herein) pursuant to which Seller will provide certain marketing support for Buyer with respect to the Business.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1     Purchased Assets. Subject to the terms and conditions hereof, at the Closing (as defined herein), Seller shall assign, convey, sell, and/or transfer to Buyer, and Buyer shall purchase or be assigned all of Seller’s rights in and to the following described assets currently used in connection with the Business (collectively, the “Purchased Assets”):

(a)     the following Business services, as currently in existence and which are in different stages of development (collectively, the “OcuHub Services”): (i) the “OcuHub Platform” which is a web-based Platform as a Service (“PaaS”); (ii) the “OcuHub Direct” application or functionality; and (iii) the cloud based “OcuHub Image” application or functionality;

(b)     all of Seller’s tangible and intangible work product associated solely with the design and development of the OcuHub Services, including, without limitation, operating instructions and maintenance manuals, marketing materials, and other tangible or intangible materials that are used in or held for use solely in connection with OcuHub Services;

(c)     three (3) Dell MiiM Servers (together with any installed software, to the extent assignable), and certain Polycom digital phones, model Soundpoint IP335;

(d)     all of Seller’s trade names, trademarks, trade dress, copyrights and other intellectual property used solely in the Business, to the extent assignable, including without limitation, the Application of Intent to Use the Service Mark “OcuHub” (US Serial Number 85972258), and to the extent assignable, the domain names Ocuhubportal.com, Ocuhubportal.net, Ocuhubportal.org, Ocuhubhealth.com, Ocuhubhealth.net, and Ocuhubhealth.org; and

(e)     all written agreements, contracts, commitments, undertakings, licenses or arrangements relating solely to the Business and identified on Schedule 1.1(e) attached hereto, to the extent assignable (the “Assigned Contracts”).

1.2     Assets Excluded from Purchase. Other than the Purchased Assets, no other asset of Seller shall be transferred and sold to Buyer pursuant to this Agreement, including, without limitation, all rights that accrue or will accrue to Seller under this Agreement.

ARTICLE II

CONSIDERATION

2.1     Consideration.

(a)     Closing Cash Consideration. Buyer agrees to pay Seller cash in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) at Closing (the “Initial Consideration”).

(b)     Additional Consideration. As additional consideration for the Purchased Assets, Buyer and Parent covenant and agree that for a period of ten (10) years following the date on which OcuHub Services are first offered to members of the American Optometric Association (“AOA”), each AOA member shall receive a fifteen percent (15%) discount off of the lowest price offered by Buyer to the general population with respect to the OcuHub Platform, OcuHub Direct and OcuHub Image products and services (the “Additional Consideration”). In the event Buyer offers a lower price at any time to members of any other professional association, then members of the AOA will receive such lower price on a go forward basis only, effective immediately upon the next billing cycle. Such lower price shall not be applied to any prior period and AOA members shall not be entitled to any refund, rebate or other adjustment with respect to any prior period.

2.2     Assumption of Liabilities. Buyer and Parent, jointly and severally, covenant and agree to assume and be responsible for all of the following liabilities and obligations of Seller, whether known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, accrued or unaccrued or otherwise, and whether due or to become due (collectively, the “Assumed Liabilities”), each of which Buyer and Parent jointly and severally covenant and agree to pay, perform and discharge, when due, in the ordinary course of business:

(a)     any and all liabilities and obligations arising pursuant to or under any of the Assigned Contracts;

(b)     any and all liabilities and obligations incurred or arising after the Closing Date with respect to the Purchased Assets and/or the Business; and

(c)     any and all liabilities and obligations identified on Schedule 2.2(c) attached hereto.

2.3     Liabilities Not Assumed. Except with respect to the Assumed Liabilities or as otherwise expressly provided in this Agreement, Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise, directly or indirectly, assume or become responsible for any liability or obligation of Seller or of any affiliate of Seller of any nature whatsoever, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, including without limitation, any income taxes imposed upon Seller as a result of the Closing, any liability arising from Seller’s non-compliance with any applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, the terms and conditions of employment, employee safety and wages and hours, or worker classification.

2.4     Allocation of Consideration. The parties agree that the Initial Consideration shall be allocated, for tax purposes, among the Purchased Assets in a manner consistent with the provisions of Section 1060 of the Internal Revenue Code (the “Code”) and all regulations promulgated thereunder. Buyer and Seller shall endeavor to agree to the form of IRS Form 8594 for inclusion with the federal income tax return of Seller ending on the Closing Date and any similar allocation required under state or local law (collectively, “IRS Form 8594”). If agreement is reached with respect to an allocation, Seller and Buyer agree to report the transactions contemplated by this Agreement for federal tax purposes on IRS Form 8594 in accordance with such allocation, and shall not take any position or action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any tax return of Seller or Buyer by a governmental authority, the fair market values are finally determined to be different from IRS Form 8594, as adjusted, Buyer and Seller may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

ARTICLE III

OTHER AGREEMENTS; CLOSING

3.1     Marketing Agreement. Incident to Closing, Seller and Buyer are entering into a Marketing Agreement (the “Marketing Agreement”) pursuant to which, among other things, Seller will provide certain marketing services for Buyer with respect to the OcuHub Services.

3.2     Support Agreement. Incident to Closing, Seller and Buyer are entering into a Support Agreement (“Support Agreement”) pursuant to which Seller agrees, for a period not to exceed beyond May 31, 2014, to provide certain administrative and information technology support services to Buyer with respect to the Business.

3.3     Employees. Buyer has had, and shall have, the right to hire any or all of the employees set forth on Schedule 3.3 (the “Designated Employees”). Seller has terminated, or shall terminate at Closing, each of the Designated Employees, and Seller shall be responsible for any and all compensation and benefits owing by Seller to any such Designated Employees for any period during which said Designated Employees were employed by Seller. Buyer shall be responsible for any and all compensation and benefits owing to any such Designated Employees who are hired by Buyer for the period from and after Closing.

3.4     Closing. The closing of the purchase and sale of the transactions contemplated by this Agreement (the “Closing”) shall take place incident to the execution and delivery of this Agreement (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof, Seller hereby represents and warrants to Buyer as follows:

4.1     Organization and Good Standing. Seller is a corporation validly existing and in good standing under the laws of the state in which it is incorporated and has the power and authority to carry on the Business as presently conducted, to own the assets which it owns and to perform its obligations hereunder. Seller is duly qualified and in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Seller.

4.2     Power and Authorization. Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it at Closing (the “Seller Transaction Documents”). This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms; except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

4.3     No Conflicts. The execution, delivery and performance of this Agreement and the Seller Transaction Documents by Seller do not and will not (with or without the passage of time or the giving of notice), violate or conflict with the organizational documents of Seller.

4.4     Title. Seller currently has, and upon transfer of the Purchased Assets to Buyer at Closing as contemplated by this Agreement Buyer shall acquire, good and marketable title to the Purchased Assets free and clear of any encumbrances

4.5     Brokers. Except for The Fortune Group, no person acting on behalf of Seller or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

4.6     Material Assets. To Seller’s Knowledge, the Purchased Assets include all material tangible and intangible assets and rights that are used in the operation or conduct of the Business, except for those items set forth on Schedule 4.6 attached hereto.

4.7     Compliance with Laws. To Seller’s Knowledge, Seller is in compliance with all applicable laws, and Seller has not received any written notice from any governmental agency or instrumentality of any violation of or failure to comply with any law except such notices that would not in the aggregate result in a Material adverse effect on Seller’s Business.

4.8     Litigation. To Seller’s Knowledge, there are no suits or proceedings (arbitration or otherwise) involving or affecting Seller, the Business or the Purchased Assets, pending or threatened, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind, at law or in equity.

4.9     Contracts. To Seller’s Knowledge, Schedule 1.1(e) attached hereto sets forth a list, as of the date of this Agreement, of all Material contracts involving the Business.

4.10     Solvency. No transfer of property is being made by Seller in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller. Seller believes that the consideration to be received under this Agreement reflects a fair price for the Purchased Assets under current circumstances. This Agreement is the result of arm’s length negotiations between Seller and Buyer.

4.11     Taxes. To Seller’s Knowledge, all federal, state and local tax returns and reports required to be filed by Seller relating to the Purchased Assets or the Business have been duly filed, and all federal, state and local income, franchise, sales, use, payroll, property and other taxes (including interest and penalties) (collectively, “Taxes”) due from Seller as reflected on such returns have been duly paid, except for those being contested in good faith or for which adequate reserves have been taken; and except where a failure to do so would not have a Material adverse effect on Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally represent and warrant to Seller as follows:

5.1     Organization and Good Standing. Buyer is a limited liability company duly organized, validly subsisting and in good standing under the laws of the state in which it is formed, and Buyer has all the requisite power and authority as a limited liability company to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform its obligations hereunder. Parent is a business corporation duly organized, validly subsisting and in good standing under the laws of the state in which it is incorporated and Parent has all the requisite power and authority as a corporation to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform its obligations hereunder. Buyer is a wholly-owned subsidiary of Parent.

5.2     Power and Authorization. Buyer and Parent each have the full legal right, power and authority to enter into and perform its respective obligations under this Agreement and under the other agreements and documents required to be delivered by them prior at Closing (the “Buyer Transaction Documents”). The execution, delivery and performance by Buyer and Parent of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary action. Each of the Buyer Transaction Documents has been duly and validly executed and delivered by Buyer and Parent (as applicable), and constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable against each of them in accordance with its terms; except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies.

5.3     No Conflicts. The execution, delivery and performance of this Agreement and the Buyer Transaction Documents by Buyer and Parent do not and will not (with or without the passage of time or the giving of notice), violate or conflict with the organizational documents of either Buyer or Parent, or any material agreement to which either Buyer or Parent is a party or by which either is bound.

5.4     Brokers. No person or entity acting on behalf of Buyer, Parent or any of their respective affiliates or under the authority of any of the foregoing, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

5.5     Informed and Sophisticated Purchaser. Buyer and Parent have been provided sufficient access to the assets, facilities, and information of Seller to be able to make an informed decision with respect to this transaction and to the Business. Buyer and Parent acknowledge and agree that the Business and the OcuHub Services are in the development stages and that no representations, warranties or guaranties of any kind are being given by Seller with respect to the successful or ongoing operation or commercialization of the Business.

ARTICLE VI

CLOSING DELIVERABLES

6.1     Closing Deliverables of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)     a bill of sale, assignment and assumption agreement duly executed by Seller (the “Bill of Sale, Assignment and Assumption Agreement”), substantially in the form of Attachment A attached hereto;

(b)     counterparts of the Marketing Agreement and the Support Agreement, each duly executed by Seller;

(c)     an assignment of Seller’s Application of Intent to Use the Service Mark “OcuHub” (US Serial Number 85972258);

(d)     a certificate of good standing of a recent date for Seller in the State of Missouri; and

(e)     a copy of the resolutions of the Board of Directors, if necessary, authorizing the execution, delivery and performance of this Agreement and the Seller Transaction Documents, certified as of the Closing Date by an officer of Seller.

6.2     Closing Deliverables of Buyer. At the Closing, Buyer and Parent shall deliver, or cause to be delivered, to Seller the following:

(a)     the Initial Consideration, by wire transfer of immediately available funds as directed by Seller;

(b)     the Bill of Sale, Assignment and Assumption Agreement, executed by Buyer and Parent;

(c)     counterparts of the Marketing Agreement and the Support Agreement, each duly executed by Buyer and Parent; and

(d)     a copy of the resolutions, if necessary, of the board of directors of each of Buyer and Parent authorizing the execution, delivery and performance by Buyer and Parent of this Agreement and the Buyer Transaction Documents, certified as of the Closing by an officer of Buyer and Parent, as applicable.

ARTICLE VII

POST-CLOSING COVENANTS

7.1     Further Assurances. Subject to the terms and conditions herein provided, from time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall use commercially reasonable efforts to take or cause to be taken all such further actions, and to do, cause to be done, all things necessary, proper and advisable under applicable laws and regulations, to consummate and make effective the transactions provided for in this Agreement, including, without limitation, (a) the execution and delivery of instruments of transfer or assignment or assumption, or such other documents to the other party or parties, as such other party or parties reasonably may request to evidence or perfect Buyer’s right, title and interest to the Purchased Assets or to more effectively relieve Seller of any liabilities or obligations assumed by Buyer and Parent hereunder, and (b) to the extent any documents required to be delivered at Closing were not delivered, the (post-Closing) satisfaction of such conditions and the delivery of such documents.

7.2     Consents. To the extent any of the approvals, consents or waivers required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals required to assign any of the Assigned Contracts to Buyer, have not been obtained by Seller as of the Closing Date, Seller shall use its commercially reasonable efforts to do the following:

(a)     cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Assigned Contracts to Buyer as long as Buyer and/or Parent promptly reimburses Seller for all costs and expenses incurred by Seller in connection therewith; and

(b)     enforce, at the request of Buyer and at the expense and for the account of Buyer, any and all rights of Seller arising from such interest against the other party or parties thereto (including the right to elect to terminate such interest in accordance with the terms thereof upon the written advice of Buyer).

ARTICLE VIII

INDEMNIFICATION

8.1     Survival of Representations and Warranties.

(a)     All representations and warranties of Seller, Buyer and Parent contained respectively in Article IV or Article V shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Survival Date”); provided, however, that any good faith claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 9.3 shall survive until final resolution of such claim.

(b)     The respective covenants, agreements and obligations of Seller, Buyer and Parent set forth in this Agreement shall survive the execution and delivery of this Agreement, and the Closing Date in accordance with their respective terms.

8.2     Indemnification by Seller.

(a)     Subject to the limitations set forth in this Article VIII, following the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, Parent, and their respective successors, permitted assigns, officers, directors, employees and agents (each, an “Indemnified Person” or the “Buyer Indemnitees”) from and against any and all Damages (as defined herein), whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Buyer Damages”), to the extent arising out of, relating to or resulting from: (i) the failure of any representation or warranty of Seller contained in Article IV to be true and correct in all material respects; (ii) the failure of Seller to fulfill any of its obligations under this Agreement, and/or (iii) the operation of the Business prior to Closing.

(b)     For purposes of this Article VIII, “Damages” shall mean and include any loss, damage, injury, liability, claim, demand, judgment, award, fine, penalty, (including reasonable legal fees), charge, cost or expense of any nature; provided however, “Damages” shall not include any special, indirect, consequential or punitive damages.

8.3     Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, following the Closing Date, Buyer and Parent shall jointly and severally indemnify, defend and hold harmless Seller, AOA and their respective successors, assigns, officers, directors, employees and agents (each, also an “Indemnified Person” or the “Seller Indemnitees”) from and against any and all Damages whether or not involving a third-party claim, including reasonable attorneys’ fees, to the extent arising out of, relating to or resulting from: (i) the failure of any representation or warranty of Buyer or Parent contained in Article V to be true and correct in all material respects; (ii) the failure of Buyer or Parent to fulfill any of its respective obligations under this Agreement, including without limitation, fulfillment of all Assumed Liabilities in a timely manner, and/or (iii) the operation of the Business from and after Closing.:

8.4     Exclusive Remedy. Recovery from an indemnifying party pursuant to this Article VIII shall be the sole and exclusive remedy of the Buyer Indemnitees or Seller Indemnitees for all Damages for which they are entitled to be indemnified (the “Indemnification Obligations”), or under any other theory of liability in contract, tort, equity or otherwise arising out of, in connection with or related to this Agreement.

8.5     Procedure for Indemnification.

(a)     Claims. Promptly after becoming aware of any Damages for which an Indemnified Person is entitled to be indemnified pursuant to Section 8.2 or Section 8.3 (but in no event later than the Survival Date), an Indemnified Person shall deliver to the indemnifying party a certificate signed by an appropriately authorized officer of the Indemnified Person (a “Claim Certificate”), (i) stating the aggregate amount of Damages or an estimate thereof, in each case to the extent known or reasonably determinable at such time and (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim and the section under this Agreement pursuant to which such item is related; provided, however, that no delay on the part of an Indemnified Person in notifying an indemnifying party shall relieve the indemnifying party of any liability or obligations hereunder, except to the extent that said notice is given after the Survival Date or an indemnifying party has been prejudiced thereby, and then only to such extent. In the absence of any objections to such Claim Certificate as provided in Section 8.5(b) by the date set forth in Section 8.5(b), an Indemnified Person shall, subject to the other provisions of this Agreement, be entitled to recover from an indemnifying party the amount of such Damages in satisfaction of the Indemnification Obligations.

(b)     Objection to Claim Certificate. An indemnifying party shall have thirty (30) days after delivery to it of a Claim Certificate to deliver to an Indemnified Person a written response to such Claim Certificate (a “Claim Response”). If after such thirty (30) day period an indemnifying party has not delivered a Claim Response to an Indemnified Person or it has delivered a Claim Response which does not dispute any portion of the claims contained in the Claim Certificate, the Indemnification Obligations in the amount specified in the Claim Certificate shall become final. If the Claim Response disputes any claims contained in the Claim Certificate, the indemnifying party and the Indemnified Person shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the indemnifying party and the Indemnified Person should so agree, a certificate setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiations, either the indemnifying party or the Indemnified Person may pursue its rights and remedies hereunder in a court of law.

(c)     Third-Party Claims. Promptly after the assertion by any third party of any claim against any Indemnified Person (a “Third-Party Claim”) that, in the judgment of such Indemnified Person, may result in the incurrence by such Indemnified Person of Damages for which such Indemnified Person would be entitled to indemnification pursuant to this Agreement, such Indemnified Person shall deliver to the indemnifying party a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Person in notifying the indemnifying party shall relieve the indemnifying party of any liability or obligations hereunder, except to the extent that said notice is given after the Survival Date or the indemnifying party has been prejudiced thereby, and then only to such extent. The indemnifying party shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnified Person within thirty (30) days of receipt of notice from the Indemnified Person of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim. The Indemnified Person shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim. If the indemnifying party does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnified Person shall undertake the defense of such Third-Party Claim. In the event the indemnifying party has assumed the defense of any Third-Party Claim, the indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages and provides for a complete release of the Indemnified Person, in which case, no such consent shall be required. The Indemnified Person shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the indemnifying party has not assumed the defense, but such settlement or consent shall not be binding on the indemnifying party if such settlement or consent was without such indemnifying party’s consent (such consent not to be unreasonably withheld, conditioned, or delayed). Whether or not the indemnifying party elects to defend or prosecute any Third-Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.6     Limitations on Indemnification. Notwithstanding anything herein to the contrary, (a) Seller shall have no obligation to indemnify the Buyer Indemnitees with respect to Buyer Damages arising under Section 8.2 unless and until the aggregate amount of all Buyer Damages thereunder exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Loss Threshold”), in which event Seller shall be obligated to indemnify the Buyer Indemnitees for all Buyer Damages over and above the Loss Threshold; and (b) under no circumstances will the aggregate of all Buyer Damages exceed $1,000,000 (“Seller’s Indemnification Cap”); provided, however, further, that Seller’s Indemnification Cap shall not apply to any Seller Indemnification Obligation arising out of, relating to or resulting from fraud or intentional misrepresentation of material facts by Seller. Any indemnification hereunder shall be net of amounts recoverable from third parties or insurance.

ARTICLE IX

MISCELLANEOUS

9.1     Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE PURCHASED ASSETS (AND THE BUSINESS REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO IMPLIED REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO OTHER IMPLIED WARRANTIES WHATSOEVER.

9.2     Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith.

9.3     Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, facsimile, receipt acknowledged, at the address of the party set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefore in all other cases.

Seller:	AOAExcel, Inc. Attn : President 243 North Lindbergh Boulevard, Floor 1 St. Louis, Missouri 63141 Tel: 314-983-4148 Fax: 314-991-4101

With copies to:	Michael A. Stokes, Esq. General Counsel American Optometric Association 243 North Lindbergh Boulevard, Floor 1 St. Louis, Missouri 63141 Tel: 314-983-4105 Fax: 314-991-4101

and

Edward A. Chod, Esq. Greensfelder, Hemker & Gale, P.C. 10 S. Broadway, Suite 2000 St. Louis, Missouri 63102 Tel: 314-516-2618 Fax: 314-421-0831

Buyer:	OccuLogix LLC 9980 Huennekens Street Suite 100 San Diego, California 92122 Attn: Elias Vamvakas Tel: 858-455-6006 Fax: 858-812-0540

With copies to:	TearLab Corporation 9980 Huennekens Street Suite 100 San Diego, California 92122 Attn: Elias Vamvakas Tel: 858-455-6006 Fax: 858-812-0540

and

Martin J. Waters, Esq. Wilson Sonsini Goodrich & Rosati PC 12235 El Camino Real Suite 200 San Diego, California 92130 Tel: 858-350-2308 Fax: 858-350-2399

9.4     Assignment and Benefit.

(a)     No party shall assign any of its respective rights or obligations hereunder without the prior written consent of the other parties, other than to an affiliate; provided, however, no assignment shall relieve the assignor of any of its obligations hereunder.

(b)     Except as provided in Sections 8.2 and 8.3 with respect to indemnification of Indemnified Persons hereunder, nothing in this Agreement shall confer any right, benefit, priority or interest upon any person or entity other than the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, AOA members shall have rights and benefits and are third party beneficiaries with respect to the Additional Consideration provided for in Section 2.1(b) of this Agreement.

9.5     Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing and signed by all parties. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

9.6     Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Missouri without giving effect to otherwise applicable principles of conflicts of law. Seller and Buyer hereby submit to the jurisdiction of the state courts of the County of St. Louis, Missouri and to the United States Federal Court of the Eastern District of Missouri, and each party agrees that such courts shall be the proper and exclusive venue for any dispute arising out of this Agreement.

9.7     Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

9.8     Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provisions hereof, shall be reformed by a court of competent jurisdiction so as to effect insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

9.9     Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic pdf transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic pdf transmission shall be deemed to be their original signatures for all purposes.

9.10     Entire Agreement. This Agreement, together with the schedules, attachments and other documents referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and supersede all prior agreements and understandings, relating to the matters specifically addressed herein and therein.

9.11     Guaranty. Parent irrevocably, unconditionally and absolutely guaranties to Seller the prompt payment and performance by Buyer of all of its obligations under this Agreement, and/or any other agreement being executed incident hereto. Parent waives any and all defenses, claims, setoffs and discharges with respect to such obligations, except the defense of discharge by payment and performance in full and any defense available to Buyer that is provided for in this Agreement. Parent will not exercise or enforce any right of contribution, reimbursement, recourse, or subrogation as to any such obligations against Buyer until all such obligations have been fully paid and performed. If Seller commences litigation to enforce this Section 9.11 and is the prevailing party as determined by a final order of a court of competent jurisdiction, Parent will pay all reasonable costs incurred by Seller including reasonable attorneys’ fees and expenses, in connection with the enforcement of this Section 9.11.

9.12     Certain Definitions. The following terms used in this Agreement shall have the meaning set forth below unless the context otherwise clearly indicates:

(a)     “Buyer’s and Parent’s Knowledge” means the actual knowledge of Elias Vamvakas obtained in the ordinary course of the performance of his respective duties as officer of the Buyer and Parent.

(b)     “Material” means (i) with respect to any item, fact, condition or circumstance of a party, that such item, fact, condition or circumstance, individually or in the aggregate with other items, facts, conditions or circumstances affecting such party, would cause an adverse effect of Twenty-Five Thousand ($25,000) Dollars or more to the other party subsequent to the closing of the transactions contemplated by this Agreement or (ii) with respect to any contract or series of related contracts that in the aggregate represents the payment or receipt by any party thereto of Twenty-Five Thousand ($25,000) Dollars or more.

(c)     “Person” means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(d)     “Seller’s Knowledge” means the actual knowledge, without any independent investigation, of either of Joe E. Ellis or Michael Stokes obtained in the ordinary course of the performance of their respective duties on behalf of Seller.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SELLER

AOAExcel, Inc.

By:	/s/ Joe E. Ellis
Name: Joe E. Ellis
Title: Duly Authorized

BUYER

OccuLogix LLC

By:	/s/ Elias Vamvakas
Name: Elias Vamvakas
Title: President, CEO

PARENT

TearLab Corporation

By:	/s/ Elias Vamvakas
Name: Elias Vamvakas
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Attachment A

Bill of Sale, Assignment and Assumption Agreement

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of this ____ day of March, 2014 by and between AOAExcel, Inc., a Delaware corporation (“Seller”), and OccuLogix LLC, a Delaware limited liability company, a wholly-owned subsidiary of TearLab Corporation (“Buyer”), pursuant to that certain Asset Purchase Agreement dated as of even date herewith, by and among Seller, Buyer and TearLab Corporation, a Delaware corporation, (the “Purchase Agreement”). All capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell certain assets to Buyer and Buyer has agreed to purchase certain assets from Seller, and Buyer has also agreed to assume certain liabilities of Seller.

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises contained therein, and for other good and valuable consideration, the receipt and sufficiency of which Seller and Buyer each acknowledge, the parties agree as follows:

1.     Seller hereby sells, transfers, assigns and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all encumbrances. The Purchased Assets are being sold “AS IS, WHERE IS” without any representation or warranty of any kind except as otherwise provided in the Purchase Agreement.

2.     Seller hereby assigns, transfers and delivers to Buyer, and Buyer hereby assumes and agrees to perform, pay or discharge, when due, all of Seller’s liabilities, obligations and commitments arising out of, resulting from or relating to, any of the Assumed Liabilities. Notwithstanding anything herein to the contrary, Buyer will not assume any liabilities referred to in Section 2.3 of the Purchase Agreement.

3.     This Agreement is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement, all of which are incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement will prevail. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.

4.     Buyer and Seller agree, upon reasonable request from time to time by the other party, to execute and deliver all documents and do all other acts which may be reasonably necessary or desirable to further evidence and effectuate the assignment of the Purchased Assets and the assumption of the Assumed Liabilities.

5.     This Agreement will be governed by and construed in accordance with the laws of the State of Missouri without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Missouri to be applied.

6.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

7.     Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument duly executed on behalf of each party by a duly authorized officer or employee.

8.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic pdf transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic pdf transmission shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SELLER

AOAExcel, Inc.

By:	/s/ Joe E. Ellis
Name: Joe E. Ellis
Title: Duly Authorized

BUYER

OccuLogix LLC

By:	/s/ Elias Vamvakas
Name: Elias Vamvakas
Title: President, CEO

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

Schedule 1.1(e)

Assigned Contracts*

1.	The following contracts and agreements with AT&T:

(a)	Amagine – AOA Portal Hosting & Services Agreement dated April 3, 2012 between Amagine, Inc. and Seller; as the same has been assigned to AT&T.

(b)	AT&T Master Agreement Amendment #1 (MA Reference No. 20121115-0135), dated December 19, 2012, between AT&T and Seller.

(c)	AT&T Healthcare Community Online Price Schedule, Document No. 20121115-0138, dated November 15, 2012, between AT&T and Seller.

(d)

AT&T Healthcare Community Online Pricing Schedule, Document No. 20130717-7008, dated July 17, 2013, between AT&T and Seller; as amended and/or supplemented by that certain AT&T’s Healthcare Community Online Service Description attached thereto.

(e)	AT&T Healthcare Community Online Statement of Work, Document No. 20130530-3255, dated May 30, 2013, between AT&T and Seller.

(f)	AT&T Cloud Service – AT&T Medical Image and Information Management Pricing Schedule, Document No. 20130530-3253, dated May 30, 2013, between AT&T and Seller.

(g)	AT&T Cloud Services – AT&T Medical Image and Information Management Pricing Addendum, Document No. 20131001-6906, dated October 2, 2013, between AT&T and Seller.

(h)	AT&T Healthcare Community Online Statement of Work Amendment #1, Document No. 20131205-9913, dated December 6, 2013, between AT&T and Seller.

(i)	AT&T Healthcare Community Online Statement of Work, Document No. 20130717-7013, dated July 17, 2013, between AT&T and Seller.

(j)

AT&T Healthcare Community Online Pricing Schedule, Document No. 20130530-3250, dated May 30, 2013, between AT&T and Seller; as amended and/or supplemented by that certain AT&T’s Healthcare Community Online Service Description attached thereto.

(k)	AT&T Healthcare Community Online Statement of Work, Document No. 20121116-0005, dated November 16, 2012, between AT&T and Seller.

(l)	AT&T Cloud Services AT&T Medical Image and Information Management Pricing Addendum, Document No. 20131205-9909, dated December 6, 2013, between AT&T and Seller.

2.	End User License Agreement and Sub-License for AcuoMed/Acuostore/ ACOUIHE/AcuoRIS/PACS Synchronizer (ARPA) System dated May 30, 2013, among Acuo Technologies, LLC, AT&T and Seller.

3.	End User License Agreement for Calgary Scientific, Inc./Pureweb and Resolution MD dated May 30, 2013, among Calgary Scientific, Inc., AT&T and Seller.

4.	Statement of Work dated October 29, 2013 between Cloud Accounting Services for Enterprises, Inc. (CASE) and Seller.

5.	Master Subscription Agreement with AppExtremes, Inc. d/b/a Conga, as amended and/or supplemented by Subscription Invoice, Invoice No. 131023-23405 dated November 7, 2013.

6.	Verbal agreement (order form/invoice dated October 13, 2013) with DocuSign, Inc.

7.	FinancialForce.com Master Subscription Agreement; as amended and/or supplemented by that certain Agreement/Sales Order Form dated October 29, 2013, between Financial Force.com and Seller.

8.	Small Center Subscription Agreement dated effective as of July 8, 2013 between Interactive Intelligence CaaS, Inc. and Seller.

9.	Small Center Subscription Agreement Addendum dated October 10, 2013 between Interactive Intelligence CaaS, Inc. and Seller.

10.	Small Center Subscription Agreement Addendum dated January 15, 2014 between Interactive Intelligence CaaS, Inc. and Seller.

11.	Mutual Non-Disclosure Agreement dated June 10, 2013 between Interactive Intelligence CaaS, Inc. and Seller.

12.	Independent Contractor Agreement dated July 10, 2013, between Seller and David Jaco.

13.

Online Master Subscription Agreement (last updated November 27, 2013) with Sales Force.com; as amended and/or supplemented by that certain Salesforce.com Order Form dated October 4, 2012 between SalesForce.com and Seller.

14.	Verbal consulting agreement with Ramsey Solutions.

*     These contracts are being assigned to the extent that (i) they apply to the Business, (ii) there is any work to be completed or any monies to be paid, and (iii) they are assignable.

Schedule 2.2(c)

Assumed Liabilities

1.     Disputed AT&T claim – approximately $29,000 under contract #________ per direction of Barry Baressi.

2.     Any liabilities associated with the automated recurrent billing software known as Recurly – https://recurly.com.

3.     Any liabilities associated with the Office 365 account to the extent used by Buyer.

Schedule 3.3

Designated Employees

Schedule 4.6

Material Assets

1.     AOA and AOAExcel personnel.

2.     Cash and liquid assets.

3.     Computers, laptops, I-Pads and similar equipment.

4.     Off-the-shelf software.

5.     Office space.

6.     The automated recurrent billing software known as Recurly – https://recurly.com.

7.     Office 365 account.